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                      Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this registration Statement on Form S-1 of our report dated April 5, 1996, except as to the stock split described in Note 13 which is as of October 8, 1996, relating to the financial statements of Accent Color Sciences, Inc. (a development stage company), which appears in such Prospectus. We also consent to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP
Hartford, CT
October 10, 1996